Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First United Corporation

Oakland, Maryland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 3 on Form S-1/A to the Registration Statement on Form S-3 of our report dated March 10, 2014, relating to the consolidated financial statements as of and for the years ended December 31, 2013 and 2012 of First United Corporation, appearing in the Annual Report on Form 10-K of First United Corporation for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

March 31, 2014